EXHIBIT 10.15

GRANTOR TRUST AGREEMENT

    This Grantor Trust Agreement (the "Trust Agreement") is made this 20th day of December, 1994, by and between Minerals Technologies Inc. (the "Company") and The Bank of New York (the "Trustee").

    WHEREAS, the Company has adopted two nonqualified deferred compensation plans, the Minerals Technologies Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (the "Deferred Compensation and Savings Plan") and the Minerals Technologies Inc. Nonfunded Supplemental Retirement Plan (the "Supplemental Retirement Plan") (such plans collectively, the "Plans"); and

    WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plans with respect too the individuals participating in such Plans; and

    WHEREAS, the Company wishes to establish a trust (the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency, as defined in Section 3(a), until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plans; and

    WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

    WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plans;

    NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.     ESTABLISHMENT OF TRUST

    (a) The Company hereby deposits with the Trustee in the sum of $100.00 (one hundred dollars), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

    (b) The Trust hereby established shall be irrevocable until such time as all liabilities with respect to participants of the Plans and their beneficiaries have been satisfied.

    (c ) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

    (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual right of Plan participants and their beneficiaries against the Company.

Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the even of Insolvency, as defined in Section 3(a) herein.

    (e) Subject to Paragraph 12(b) the Company shall make an irrevocable contribution to the Trust in the specified amounts in each of the following circumstances:

(i) not later than four (4) working days following a Change of Control, as defined in Section 13(d)(1), in an amount equal to the full Funding Amount, as defined in Section 13(d)(2), in respect of all participants of the Plans; and

(ii) in the event that any Plan participant retires under the Minerals Technologies Inc. Retirement Annuity Plan (the "Retirement Annuity Plan"), in an amount equal to the full Funding Amount in respect of such Plan participant, not later than ten (10) working days after the retirement of such Plan participant;

and

(iii) in the event that any Plan participant ceases to be employed by the Company, other than by reason of retirement under the Retirement Annuity Plan, in an amount equal to the full Funding Amount; provided, however, that only that portion of the full Funding Amount specified in Section 13(d)(2)(A) shall be contributed.

    (f) Notwithstanding anything to the contrary contained herein, within thirty (30) days following the end of each calendar year which ends after an event described in Section (1)e has occurred, the Company shall make an irrevocable contribution to the Trust in an amount equal to the full Additional Funding Amount, as defined in Section 13(d)(3), in respect of all participants of the Plans with respect to whom one or more contributions to the Trust have previously been made under Section 1(e); provided, however, that in respect of any participant of the Plans who has ceased to be employed by the Company but has not retired under the Retirement Annuity Plan, only that portion of the full Additional Funding Amount specified in Section 13(d)(3)(A) shall be contributed.

    (g) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

SECTION 2.     PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

    (a) The Company shall deliver to the Trustee (with a copy to the applicable Plan participant) a schedule (the "Payment Schedule") in the form of Appendix A to this Trust Agreement consistent with the terms of the Plans that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amounts are to be paid (as provided for or available under the Plans), and the time of commencement for payment of such amounts. The Company shall obtain from its actuary for the Supplemental Retirement Plan, and its administrator for the Deferred Compensation and Savings Plan, or both, as appropriate, certification(s) of the accuracy of the information contained in any Payment Schedule. The Company shall deliver such certification(s) together with any Payment Schedule to the Trustee and to the applicable Plan participant. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Company shall on a timely basis provide the Trustee with written instructions for the reporting and withholding of any federal, state and local taxes that may be required to be reported and withheld with respect to any amount paid under the Trust Agreement and the Trustee shall comply with such written instructions and shall pay any taxes withheld to the appropriate taxing authorities. The Trustee may rely conclusively (and shall be fully protected in such reliance) on the written instructions of the Company as to all tax reporting and withholding requirements.

    (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plans shall be determined by the Company or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

    (c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plans. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the

Plans, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company if or when such principal and earnings are not so sufficient.

SECTION 3.     TRUSTEE'S RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN THE COMPANY IS INSOLVENT.

    (a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if ( i ) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

    (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in a notarized written statement delivered to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

(3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights or Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is not longer Insolvent).

        ( c) The Trustee shall determine that the Company is not Insolvent, or is no longer Insolvent, as follows:

(1) If the Trustee has received a notarized written statement from a person claiming to be a creditor of the Company alleging that the Company is Insolvent by reason of failure to pay its debts as they come due, the Trustee may rely on a certification by the Chief Executive Officer and the Chief Financial Officer of the Company that the Company is paying its debts (unless subject to bona fide dispute) as they come due in the ordinary course of its business, unless the Trustee has actual knowledge to the contrary.

(2) If the Company has become Insolvent by virtue of being subject to a pending proceeding as a debtor under the United States Bankruptcy Code, the Trustee shall determine that the Company is no longer Insolvent upon receipt of a copy of an order of such Court dismissing such case, or confirming a plan of reorganization therein.

(3) If the Trustee has received written notice of the type described in paragraph (1) above, but does not receive a certification as described in such paragraph within ten (10) days of its written request therefor, the Trustee shall make a determination as to the Company's solvency based on its own investigation. In making such determination, the Trustee may retain accountants (including the Company's regularly employed independent auditors), counsel and other consultants, as provided in Section 8(c) and 8(d); and the Trustee may rely on, and shall be fully protected in relying on, any advice or opinion furnished to it by any such person. In making such determination, the Trustee may also rely on, and shall be fully protected in relying on, information as to the Company's financial condition contained in any written statement from the Company's annual or quarterly balance sheet and income statement supporting schedules filed with any regulator having jurisdiction.

    (d) Provided that there are sufficient assets held in the Trust, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b)(3) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance. The Trustee shall be entitled to assume that no payments were made by the Company unless prior to making the first payment, it has received written notice from the Company specifying the amount of payments made by the Company to Plan participants or their beneficiaries during the period of discontinuance.

SECTION 4.     PAYMENTS TO THE COMPANY.

    Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plans.

SECTION 5.     INVESTMENT AUTHORITY.

    (a) The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights with respect to Trust assets will be exercised by the Company. Notwithstanding anything herein to the contrary, the Trustee shall invest the assets of the Trust in accordance with the Investment Guidelines set forth in

Appendix B to this Agreement, which Investment Guidelines may be amended from time to time at the discretion of the Company upon written notice to the Trustee. The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

    (b) Subject to the provisions of the Trust Agreement, the Trustee shall have, with respect to the Trust, the following investment powers in its discretion:

(1) To invest and reinvest in any property, foreign or domestic, including common and preferred stocks, bonds, notes and debentures (including convertible stocks and securities); certificates of deposit; life insurance and guaranteed annuity contracts, regardless of diversification and without being limited to investments authorized by law for the investment of trust funds.

(2) Subject to the other provisions of Section 5, to use Trust assets to purchase, and pay all premiums and other charges upon, annuity or life insurance contracts ("Contracts"), the rates of return and maturity dates of which may reasonably be expected to yield assets of the Trust sufficient to pay the amounts payable pursuant to the Payment Schedule.

(3) To retain any property at any time received by it.

(4) To sell, exchange, convey, transfer or dispose of, and to grant options for the purchase or exchange with respect to, any property at any time held by it, by public or private sale, for cash or on credit or partly for cash and partly on credit.

(5) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan and to consent to or oppose any such plan or any action thereunder, or any contract, lease, mortgage, purchase, sale or other action by any person or corporation or other entity any of the securities of which may at any time be held in the Trust, and to do any act with reference thereto.

(6) To deposit any property with any protective, reorganization or similar committee, to delegate discretionary power to any such committee and to pay and agree to pay part of the expenses and compensation of any such committee and any assessments levied with respect to any property so deposited.

(7) To exercise all conversion and subscription rights pertaining to any property, and to do any act with reference thereto, including the exercise of options, the making of agreements or subscriptions and the payment of expenses, assessments or subscriptions, which may be deemed necessary or advisable in connection therewith, and to hold and retain any securities or other property which it may so acquire.

(8) To extend the time of payment of any obligation held in the Trust (other than certificates of deposit or demand or time deposits with the Trustee).

(9) To invest and reinvest all or any specified portion of the Trust assets through the medium of any common, collective or commingled trust fund which has been or may hereafter be established and maintained by the Trustee, provided that prior to investing any portion of the Trust for the first time in any such common, collective or commingled trust fund, the Trustee shall advise the Company of its intent to make such an investment and furnish to the Company any information it may reasonably request with respect to such common, collective or commingled trust fund.

(10) To commingle assets of the Trust, for investment purposes only, with assets of other trust funds established by the Company, provided that the Trustee shall maintain separate records with respect to each such other trust, and further provided that the assets of the Trust shall not be commingled in any fund intended to hold only assets of qualified plans.

(11) To make, execute and deliver, as Trustee, any and all deeds, leases, notes, bonds, guarantees, mortgages, conveyances, contracts, waivers, releases or other instruments in writing necessary or proper for the accomplishment of any of the foregoing powers.

    (c) The Trustee, upon the Company's written direction, shall pay from the Trust such sums to such insurance company or companies as the Company may direct for the purpose of procuring Contracts. The Company shall prepare the application for any Contract. The Trustee shall receive and hold in the Trust, subject to the following, all Contracts obtained, the proceeds of any sale, assignment or surrender of any such Contract, and any and all dividends and other payments of any kind received with respect to any such Contract.

    (d) The Trustee shall be the complete and absolute owner of Contracts held in the Trust, provided that the Company shall have power, without the consent of any other person, to exercise any and all of the rights, options or privileges that belong to the Trustee as such absolute owner or that are granted by the terms of any such Contract or by the terms of this Agreement, and the Trustee shall not exercise any of the foregoing powers or to take any other action permitted by any such Contract other than upon the Company's written direction. The Trustee shall have no duty to exercise any of such powers or to take any such action unless and until it receives such direction. The Trustee, upon the written direction of the Company, shall deliver any Contract held in the Trust to such person as is specified in the direction.

    (e) Upon the Company's written direction, the Trustee shall pay from the Trust premiums, assessments, dues, charges and interest, if any, upon any Contract held in the Trust. The Trustee shall have no duty to make any such payment unless and until it shall have received such direction.

    (f) Anything contained herein to the contrary notwithstanding, to the extent permitted by law, the Trustee shall not be liable for the refusal of any insurance company to issue or change any Contract or to take any other action requested by the Trustee; for the form, terms, genuineness, validity, sufficiency or effect of any Contract held in the Trust; for the act of any person or persons that may render any such Contract null and void; for the failure of any insurance company to pay all the proceeds of any such Contract as and when the same shall become due and payable; for any delay in payment resulting from any provision contained in any such Contract; nor for the fact that for any reason whatsoever (other than the Trustee's own gross negligence or willful misconduct) any Contract shall lapse or otherwise become uncollectible.

SECTION 6.     DISPOSITION OF INCOME.

    During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7.     ACCOUNTING BY THE TRUSTEE

    (a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within thirty (30) days following the close of each calendar year and within thirty (30) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The records of the Trustee with respect to the Trust shall be open to inspection by the Company, or its representatives, at all reasonable times during normal business hours of the Trustee, and may be audited not more frequently than once each fiscal year, by an independent, certified public accounting firm engaged by the Company.

    (b) Except as otherwise provided herein, for purposes of this Trust Agreement, the value of a Contract shall be its cash surrender value. The Trustee, in accounting to the Company, may rely upon any information or valuation given to it by an insurer as to the value of any Contract held in the Trust. Any account, when approved by the Company, will be binding and conclusive on the Company and the Trustee will thereby be released and discharged from any liability or accountability to the Company with respect to all matters set forth therein. Failure by the Company to object in writing to any specific items in any such account within sixty (60) days after its delivery will constitute approval of the account by the Company.

    (c) Nothing contained in this Trust Agreement shall be construed as depriving the Trustee of the rights to have a judicial settlement of its accounts, and upon any proceeding for a judicial settlement of the Trustee's accounts or for instructions the only necessary parties thereto in addition to the Trustee shall be the Company and the Plan participant or his or her beneficiary or estate.

SECTION 8.     THE RESPONSIBILITY OF THE TRUSTEE.

    (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

    (b) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

    (c) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

    (d) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if a commercial annuity, retirement, income or life insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the annuity or policy other than the Trust, to assign the annuity or policy (as distinct from conversion of the annuity or policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such annuity or policy.

    (e) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

    (f) The Trustee will be under no duties whatsoever, except such duties as are specifically set forth as such in this Agreement, and no implied covenant or obligation will be read into this Agreement against the Trustee. The Trustee will not be compelled to take any action toward the execution or enforcement of the Trust or to prosecute or defend any suit in respect thereof, unless indemnified to its satisfaction against loss, costs, liability and expense or there are sufficient assets in the Trust to provide such indemnity; and the Trustee will be under no liability or obligation to anyone with respect to any failure on the part of the Company to perform any of its obligations under the Plans. Nothing in this Agreement shall be construed as requiring the Trustee to make any payment in excess of amounts held in the Trust at the time of such payment or otherwise to risk its own funds.

    (g) The Company shall pay and shall protect, indemnify and save harmless the Trustee and its officers, employees and agents from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) of any nature arising from or relating to any action or any failure to act by the Trustee, its officers, employees and agents or the transactions contemplated by this Agreement, including, but not limited to, any claim made by Plan participants or their beneficiaries or estates with respect to payments made or to be made by the Trustee, or any claim that this Agreement is invalid or ultra vires, except to the extent that any such loss, liability, action, suit, judgment, demand, damage, cost or expense is to be the result of the gross negligence or willful misconduct of the Trustee, its officers, employees or agents. To the extent that the Company has not fulfilled its obligations under the foregoing provisions of this Section, the Trustee shall be reimbursed out of the assets of the Trust or may be set up reasonable reserves for the payment of such obligations. The Trustee assumes no obligation or responsibility with respect to any action required by this Agreement on the part of the Company.

 SECTION 9.     COMPENSATION AND EXPENSES OF THE TRUSTEE.

    The Company shall pay all Trust administrative and the Trustee's reasonable expenses and the Company shall pay such compensation to the Trustee as shall be agreed to in writing from time to time between the Trustee and the Company. If not so paid, such fees and expenses shall be paid from the Trust. The fees and expenses of the Trustee are set forth in Appendix C to this Trust Agreement, which Appendix may be amended from time to time by mutual agreement to the parties.

SECTION 10.     RESIGNATION AND REMOVAL OF THE TRUSTEE.

    (a) Notwithstanding the provisions of Section 10(c) below, the Trustee may resign at any time by written notice to the Company, which shall be effective 90 days after receipt of such notice unless the Company and the Trustee agree otherwise.

    (b) Subject to Section 10(c) below, the Trustee may be removed by the Company on 90 days' notice or upon shorter notice accepted by the Trustee.

    (c) Upon a Change of Control, as defined herein, the Trustee may be not be removed by the Company for three (3) years from the date of such Change of Control.

    (d) If the Trustee resigns or is removed within three (3) years from the date of a Change of Control, as defined herein, the Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of the Trustee's resignation or removal.

    (e) Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

    (f) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, the Trustee shall apply to a court of competent jurisdiction for appointment of a successor trustee or for instructions. All reasonable expenses of the Trustee in connection with any such application shall be allowed as administrative expenses of the Trust.

SECTION 11.     APPOINTMENT OF SUCCESSOR.

    (a) If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party having or exercising corporate trustee powers under state law, as a successor to replace the Trustee upon the Trustee's resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights, powers and duties of the former trustee, including ownership rights in the Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer, and the former trustee shall transfer and deliver the Trust assets to the successor trustee.

    (b) If the Trustee resigns or is removed pursuant to the provisions of Section 10(d) hereof and selects a successor trustee, the Trustee may appoint any third party, such as a bank trust department or other party having or exercising corporate trustee powers under state law. The appointment of a successor trustee shall be effective when accepted in writing by the new trustee. The new trustee shall have all the rights and powers of the former trustee, including ownership rights in Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

    ( c) The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8.

SECTION 12.     AMENDMENT OR TERMINATION.

    (a) This Trust Agreement may be amended, in whole or in part, by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, it shall be solely the Company's responsibility to ensure that no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b), unless such amendment is required by applicable law. Any amendment that may adversely affect a current Plan participant shall not become effective until sixty (60) days after a copy of such amendment has been delivered by registered mail to such Plan participant. If the Company or the Trustee receive written objections to such amendment from such Plan participant so objecting to the amendment unless such amendment is required by applicable law.

    (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

    ( c) Paragraphs (e) and (f) of Section 1 may not be amended by the Company for three (3) years following the date of a Change of Control, as defined herein.

SECTION 13.     MISCELLANEOUS.

    (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

    (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered subjected to attachment, garnishment, levy, execution or other legal or equitable process. Notwithstanding the foregoing, the Trust shall at all times remain subject to the claims of the general creditors of the Company in the event the Company is Insolvent.

    (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the laws of the State of New York, without giving effect to conflict of law provisions thereof, unless and to the extent such laws are preempted by the laws of the United States.

    (d) For purposes of this Trust Agreement, the following terms shall have the following meanings:

(1) "Change of Control" shall mean the occurrence of any of the following events: (A) one-third or more of the Company's Board of Directors shall be other than "Continuing Directors" (which term shall mean directors of the Company who either were directors at the date of this Trust Agreement or who subsequently became directors and whose election, or nomination for election by the stockholders of the Company, was approved by a majority of the then Continuing Directors); or (B) any Person shall have acquired beneficial ownership (as determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) of shares of common stock of the Company having 15% or more of the voting power of all outstanding shares of capital stock of the Company; or (C) a merger or consolidation shall take place in which outstanding shares of common stock of the Company are converted into shares of another company or other securities or cash or other property; or (D) all, or substantially all, of the Company's assets shall be sold; or (E) the stockholders of the Company shall approve a plan or complete liquidation of the Company; or (F) any Person shall commence, or announce an intention to commence, a tender offer or exchange offer the consummation of which would result in the ownership of 30% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer), provided, however, that for purposes of any liability of the Trustee under this Trust Agreement, no Change of Control shall be deemed to have occurred unless and until the Trustee has actual knowledge from a "reliable source," not including a Participant or a Beneficiary acting in his or her capacity as such, of such Change of Control. A "reliable source" shall mean (i) a filing made with the Securities and Exchange Commission, (ii) a public statement issued by the Company and delivered to the Trustee, (iii) an article or "tombstone" notice appearing in The New York Times or The Wall Street Journal, or (iv) a written statement by the Company delivered to the Trustee certifying that a Change of

Control has occurred and signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or by the Chairman of the Board of Directors of the Company.

(2) "Funding Amount" shall mean with respect to a Plan participant the sum of:

(A) the total amount credited to the Plan participant's account under the Deferred Compensation and Savings Plan, less the fair market value of the assets (if any) at the time held in the Trust with respect to such Plan participant's account under the Deferred Compensation and Savings Plan, plus,

(B) an amount that will be, when aggregated with the fair market value of the assets then held in the Trust with respect to such Plan participant, and after taking into account the earnings thereon, sufficient to pay the Plan participant and his or her beneficiary benefits to which such Plan participant and his or her beneficiary would be entitled pursuant to the terms of the Supplemental Retirement Plan, as of the date on which the applicable event described in Section 1 (e) occurred.

(3) "Additional Funding Amount" shall mean with respect to a Plan participant the sum of:

(A) the total amount credited to the Plan participant's account under the Deferred Compensation and Savings Plan, as of the end of the relevant calendar year, less the fair market value of the assets then held in the Trust with respect to such Plan participant's account under the Deferred Compensation and Savings Plan, plus

(B) an amount that will be, when aggregated with the fair market value of the assets then held in the Trust with respect to such Plan participant, and after taking into account the earnings thereon, sufficient to pay such Plan participant and his or her beneficiary benefits to which such Plan participant and his or her beneficiary would be entitled pursuant to the terms of the Supplemental Retirement Plan, determined as of the end of the relevant calendar year.

(4) "Person" shall mean any "person" or "group" as determined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, except any subsidiary of the Company or any employee benefit plan of the Company or any trust or investment manager thereunder.

    (e) In calculating a Funding Amount or Additional Funding Amount for any purpose under this Trust Agreement, the determination of the actuary retained from time to time by the Company in connection with the Supplemental Retirement Plan shall be final and binding.

    (f) Communication under this Trust Agreement shall be in writing and shall be sent to the following addresses:

Trustee:	The Bank of New York Attention: Division Head	Worldwide Master Trust/Master Custody Division 1 Wall Street, 7th Floor New York, New York 10286 Telephone: (212) 635-8124 Facsimile: (212) 635-8096
Company:	Minerals Technologies Inc. Attention: Assistant Secretary	Christopher Dee, Assistant General Counsel The Chrysler Building 405 Lexington Avenue New York, New York 10174-1901 Telephone: (212) 878-1856 Facsimile: (212) 878-1804

    (g) This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute only one agreement.

    (h) In the event that any Plan participant is determined to be subject to Federal income tax on any amount contributed to the Trust with respect to such participant prior to the time such amounts are distributed to such participant, the entire amount determined to be so taxable shall, if directed by the Company, be distributed by the Trustee to such participant, provided, however, that the Trustee, in making such distributions at the direction of the Company, shall be as fully protected, and may rely to the same extent, as its protection and reliance with respect to the payment directions contemplated under Section 2 hereof. Such amounts shall be determined to be subject to Federal income tax upon the earliest of (i) a final determination by the United States Internal Revenue Service (the "Service") addressed to the Plan participant which is not contested in court; (ii) a final determination by the United States Tax Court or any other Federal court of competent jurisdiction affirming such determination by the Service; or (iii) an opinion of counsel to the Company, that such amounts are subject to Federal income tax prior to payment. The Company shall undertake at its sole expense to defend any tax claims described herein which are asserted by the Service against any Plan participant, and shall have the sole authority to determine whether or not to appeal any determination made by the Service or by any court. Any distributions from the Trust to a Plan participant pursuant to this Section 13(h) shall be applied in accordance with the provisions of the Plans, and shall reduce the Company's liability to such Plan participant under the Plans.

SECTION 14.     EFFECTIVE DATE.

    The effective date of this Trust Agreement shall be January 1, 1995.

    IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Agreement to be executed by their duly authorized representatives as of the date first above written.

MINERALS TECHNOLOGIES INC.	THE BANK OF NEW YORK
By:__________________________________ Name: John R. Stock Title: V.P. of Finance	By: _________________________________ Name: John V. Stenerson Title: Vice President

Attachments:

Appendix A - Payment Schedule
Appendix B - Investment Guidelines
Appendix C - Fees and Expenses of Trustee

APPENDIX A-1

FORM OF PAYMENT SCHEDULE

MINERALS TECHNOLOGIES INC.
NONFUNDED SUPPLEMENTAL RETIREMENT PLAN

    Pursuant to Section 2(a) of the Grantor Trust Agreement, dated as of December _____ , 1994, between Minerals Technologies Inc. (the "Company") and The Bank of New York, as Trustee, under the Minerals Technologies Inc. Nonfunded Supplemental Retirement Plan (the "Supplemental Retirement Plan"), the Company provides the following Payment Schedule with respect to the indicated participant in the Supplemental Retirement Plan:

        Name:

        Address:

        Social Security Number:

    1. The present value of the benefits payable to the participant in the Supplemental Retirement Plan under the terms thereof as of [the last day of 19___ 1will be] [the date of the event qualifying him/her for payment was] $__________ .

    2. The maximum amount that may be paid from the Trust to the Supplemental Retirement Plan to fund the amount described in 1. above is $________ .

    3. The amount payable from the Trust to the participant shall be paid in the following form:

        ______ . In one lump sum payment.

        ______ . In _____ annual installments.

    4. The date on which, in accordance with the terms of the Supplemental Retirement Plan, the lump sum payment is to be made, or annual installment payments are to commence, is as follows:

______________________
1Insert the year in which the Payment Schedule is delivered.

    5. The proper amount or method of calculation of federal, state and local taxes to be withheld from the amounts to be paid to the participant from the Trust, and the proper method of reporting such payment to the relevant taxing authorities, is as follows:

Dated:

MINERALS TECHNOLOGIES INC.

By: __________________________

APPENDIX A-2

FORM OF PAYMENT SCHEDULE

MINERALS TECHNOLOGIES INC.
NONFUNDED DEFERRED COMPENSATION
AND SUPPLEMENTAL SAVINGS PLAN

    Pursuant to Section 2(a) of the Grantor Trust Agreement, dated as of December, ____ 1994, between Minerals Technologies Inc. (the "Company") and The Bank of New York, as Trustee, under the Minerals Technologies Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (the "Supplemental Savings Plan"), the Company provides the following Payment Schedule with respect to the indicated participant in the Supplemental Savings Plan:

        Name:

        Address:

Social Security Number:

    1. The amount of the benefits payable to the participant in the Supplemental Savings Plan under the terms thereof as of the date hereof is $________.

    2. The amount payable from the Trust to the participant shall be paid in the following form:

        ______ . In one lump sum payment.

        ______ . In _____ annual installments.

    3. The date on which, in accordance with the terms of the Supplemental Savings Plan, the lump sum payment is to be made, or annual installment payments are to commence, is as follows:

    4. The proper amount or method of calculation of federal, state and local taxes to be withheld from the amounts to be paid to the participant from the Trust, and the proper method of reporting such payment to the relevant taxing authorities, is as follows:

Dated:

MINERALS TECHNOLOGIES INC.

By: __________________________

APPENDIX B

INVESTMENT GUIDELINES

    The Trustee shall invest the assets of the Trust in the following types of investment vehicles:

1. Direct obligations of the United States Government. 2. Repurchase agreements secured by U.S. Government or U.S. agency securities.

3. Certificates of deposit and time deposits issued by commercial banks with a short-term debt rating of at least A- or the equivalent thereof.

4. Commercial paper rated at least A-1 or the equivalent thereof.

5. Mutual funds having the investment objective of tracking the performance of the S & P 500, Russell 2000 or similar broad-based market indices.

6. Common Stock of Minerals Technologies Inc., to the extent deemed prudent by the Trustee for the purpose of meeting the Company's liabilities under the Supplemental Savings Plan with respect to "units" pursuant to paragraph 2 of such Plan.

APPENDIX C

FEES AND EXPENSES OF TRUSTEE

Fees will be rendered quarterly.

I. "PRE-FUNDING" FEES
The following applies until such time as the Company makes allocable contributions.
Administration Fee:	$7,500.00 annually per trust.
II. "POST-FUNDING" ADMINISTRATIVE FEES
Custodian and Reporting Fees:	$10,000.00 annually per trust.
plus
Special Asset Fees	$3,500.00 per annum for the first insurance contract investment option, mutual fund, etc. held as an asset per issuer.
$2,000.00 for each additional asset for an existing carrier.
plus
Payment to Participants
Conversion to Pay Status	$100.00 per participant
Periodic Payments	$ 1.25 per check (plus postage)
Lump Sum/Expense Payments	$ 7.50 per check (plus postage)
Wire Transfers (outgoing)	$ 15.00 per transfer
Overnight Delivery	As incurred
III. SPECIAL TRANSACTION FEES
Change of Control	$10,000.00 per event
Insolvency	$10,000.00 per event
Legal fees/out of pocket expenses	As incurred

Fees subject to periodic increase at rate not less than inflation rate as measured by the Consumer Price Index.

IV.     INVESTMENT MANAGEMENT FEE

Based on the combined market value of assets at the close of the period:

    1% on the 1st $1,000,000
    1/2 of 1% on the next $9,000,000
    3/8 of 1% on the next $10,000,000
    1/4 of 1% on the next $30,000,000
    1/8 of 1% on the remaining balance

Minimum annual Investment Management Fee: $6,250.00